Exhibit 99.1
ERT Reports Fourth Quarter and Full Year 2008 Results
Q4 2008 Net Revenues — $30.1 million vs. $28.9 million in Q4 2007 — a 4.0% increase
Q4 2008 Diluted Net Income per Share — $0.11 vs. $0.10 in Q4 2007 — a 10.0% increase
Q4 2008 New Bookings of $45.1 million vs. $39.2 million in Q4 2007 — a 15.1% increase
2008 Net Revenues — $133.1 million vs. $98.7 million in 2007 — a 34.9% increase
2008 Diluted Net Income per Share of $0.48 vs. $0.29 in 2007 — a 65.5% increase
2008 New Bookings of $187.2 million vs. $138.6 million in 2007 — a 35.1% increase.
PHILADELPHIA, February 26, 2009/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News), a leading provider of centralized ECG, eClinical technology, ePRO and other services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the fourth quarter of 2008 and the twelve-month period ended December 31, 2008. Unless otherwise noted, all growth numbers refer to changes from the same period a year ago.
Highlights of the fourth quarter and the year were:
•	Net revenues were $30.1 million for the fourth quarter of 2008, a 4.0% increase from the fourth quarter of 2007. Net revenues for the full year 2008 were a record $133.1 million, up 34.9% from 2007.
•	Covance Cardiac Safety Services (CCSS) revenues, all of which related to acquired backlog, were $1.9 million in the fourth quarter of 2008 compared to $1.5 million in the prior year quarter and were $10.1 million for the full year 2008 compared to $1.5 million in the prior year.
•	Gross margin percentage in the fourth quarter increased to 57.3% from 52.6% in the prior year’s quarter. The gross margin percentage for the full year was 55.8%, up from 50.7% in 2007.
•	Operating income margin percentage in the fourth quarter was 28.6%, up from 26.1% in the prior year’s quarter. Operating income margin for the full year was 28.8%, up from 22.5% in 2007.
•	The company’s tax rate was 39.7% in the fourth quarter, compared to 35.9% in the prior year’s quarter. The tax rate was 37.7% for the full year 2008 compared to 37.6% in 2007.
•	Net income was $5.7 million for the fourth quarter of 2008, a 9.8% increase from $5.2 million in the fourth quarter of 2007. Net income was $25.0 million for 2008, a 63.9% increase from $15.3 million in 2007.
•	Diluted net income per share was $0.11 in the fourth quarter of 2008 compared to $0.10 in the fourth quarter of 2007. For the full year 2008, diluted net income per share was $0.48, up from $0.29 in 2007.

•	New bookings in the fourth quarter were $45.1 million, an increase of 15.1% over the bookings in the prior year’s fourth quarter and up sequentially from the $43.0 million in the third quarter of 2008. For 2008, new bookings were a record $187.2 million, up 35.1% from $138.6 million in 2007.
•	The percent of new bookings in Phase III/IV rose to 59.4%, up from 44.4% in the prior year’s fourth quarter.
•	Backlog increased to $166.5 million as of December 31, 2008, an increase of 18.8% from the prior year. The annualized cancellation rate in the fourth quarter was 19.3% compared to 19.6% in the quarter ended September 30, 2008 and 15.3% in the prior year’s fourth quarter.
Cash flow from operations for 2008 was $39.9 million, compared to $36.0 million in 2007. ERT ended the year with $66.4 million in cash, cash equivalents and investments, up from $46.9 million at the end of 2007. The company bought 439,749 shares of stock under its approved stock repurchase program in the fourth quarter at a total cost of $2.6 million.
“This quarter we began to feel the impact of the cautious and delayed decision-making that has marked our economy in general, and our industry in particular, in the past few months. This was most evident in our Thorough QT business, which accounted for the majority of the quarter’s sequential revenue decline from the $33.9 million we reported in our September 2008 quarter”, commented Dr. Michael McKelvey, President and CEO of eRT. “Despite this, we were very pleased that we could increase our gross margin to 57.3%. We were also pleased with the $45.1 million in new bookings and our gross book-to-bill ratio of 1.5, both up from the third quarter. 2008 as a whole was very strong. We recorded record revenues, bookings and backlog. Our 2008 operating income margin of 28.8% was 630 basis points higher than our operating income margin for 2007, despite the costs that we incurred in the transfer of the acquired CCSS operations to our facility in Philadelphia. We grew net revenues by 34.9%, operating income by 72.6% (on top of the 86.0% increase in 2007), and backlog by 18.8%.”
“In 2009 we anticipate lower revenues due mostly to delays in Thorough QT bookings and trial starts and also as a result of a higher proportion of our bookings being in longer-to-recognize Phase III studies,” continued Dr. McKelvey. “Although the timing of when Thorough QT trials are performed is within the discretion of the sponsor, regulatory guidance ultimately requires that they be performed. Despite the challenges of the anticipated reduced revenues, our priorities are straightforward. First, we see opportunities to increase market share by continuing to win new and expanded exclusive or near-exclusive long-term enterprise contracts with large clients — including some with which we had very little business in the past. Second, we will focus on increasing the industry penetration of centralized ECGs by focusing on how centralization of ECGs can reduce our clients’ costs as we believe the benefits of centralization of higher quality and more timely access are apparent. Third, we plan to continue to position ERT for the future by expanding our sales and marketing organization and our internal systems infrastructure. We believe that in difficult economic and financial times innovative market leaders can prosper and position themselves for increased growth in the future. Our strong, debt-free balance sheet, market leading position, enhanced reputation for project management quality and continued thought leadership in our industry position us well to take advantage of the current regulatory and development climate that seeks to enhance safety determination for new drugs.”

2009 Guidance
The Company issued guidance for the first quarter and full year of 2009. This guidance reflects the anticipated delays in starts and awards of new Thorough QT studies, the cautious spending decisions of many of our clients, and a slight return to growth of the economy in the second half of 2009. ERT anticipates net revenues of between $21.0 million and $24.0 million and net income per diluted share of $0.01 to $0.04 for the quarter ending March 31, 2009. For the full year ending December 31, 2009, ERT anticipates net revenues of between $105 million and $125 million with earnings per diluted share of between $0.25 and $0.43.
Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 p.m. EST on February 26, 2009. For the conference call, interested participants should dial 1-866-730-5766 when calling within the United States or 1-857-350-1590 when calling internationally. Please use pass code 56911587. There will be a playback available as well. To listen to the playback, please call 1-888-286-8010 when calling within the United States or 1-617-801-6888 when calling internationally. Please use pass code 39831591 for the replay.
This call is being webcast by Thomson Financial and can be accessed at ERT’s web site at www.ert.com. The webcast may also be accessed at Thomson’s Institutional Investor website at http:// phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=119164&eventID=2103084. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ERT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. Specifically, statements include, but are not limited to, our 2009 financial guidance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects and internal issues at the sponsoring client; integration of acquisitions; competitive factors; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the current economic conditions continue or deteriorate further, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in the company not achieving the revenue and earnings per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
	(unaudited)	(unaudited)		(unaudited)

Net revenues:
Licenses	$687	$817	$2,700	$3,203
Services	21,565	21,748	69,547	99,258
Site support	6,657	7,500	26,451	30,679

Total net revenues	28,909	30,065	98,698	133,140

Costs of revenues:
Cost of licenses	105	206	304	755
Cost of services	8,932	8,749	30,522	39,697
Cost of site support	4,665	3,880	17,808	18,445

Total costs of revenues	13,702	12,835	48,634	58,897

Gross margin	15,207	17,230	50,064	74,243

Operating expenses:
Selling and marketing	3,143	3,014	11,222	13,273
General and administrative	3,343	4,453	12,258	18,181
Research and development	1,178	1,171	4,333	4,394

Total operating expenses	7,664	8,638	27,813	35,848

Operating income	7,543	8,592	22,251	38,395
Other income, net	503	808	2,206	1,730

Income before income taxes	8,046	9,400	24,457	40,125
Income tax provision	2,887	3,734	9,205	15,123

Net income	$5,159	$5,666	$15,252	$25,002

Basic net income per share	$0.10	$0.11	$0.30	$0.49

Diluted net income per share	$0.10	$0.11	$0.29	$0.48

Shares used to calculate basic net income per share	50,618	51,251	50,476	50,870

Shares used to calculate diluted net income per share	51,929	51,804	51,743	52,015

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2007	December 31, 2008
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$38,082	$66,376
Short-term investments	8,797	50
Accounts receivable, net	26,718	29,177
Prepaid income taxes	743	1,892
Prepaid expenses and other	3,087	2,885
Deferred income taxes	901	1,831

Total current assets	78,328	102,211

Property and equipment, net	33,347	29,639
Goodwill	30,908	34,603
Intangible assets	3,849	2,149
Deferred income taxes	1,011	—
Other assets	253	520

Total assets	$147,696	$169,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,505	$3,971
Accrued expenses	11,875	8,140
Income taxes payable	2,352	2,492
Current portion of capital lease obligations	1,097	43
Deferred revenues	13,905	12,276

Total current liabilities	32,734	26,922

Capital lease obligations, excluding current portion	48	—
Deferred rent	228	2,183
Deferred income taxes	—	1,332
Other liabilities	1,174	1,257

Total liabilities	34,184	31,694

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,870,291 and 59,950,257 shares issued, respectively	589	600
Additional paid-in capital	87,957	93,828
Accumulated other comprehensive income	1,679	(2,716)
Retained earnings	85,477	110,479
Treasury stock, 8,247,119 and 8,686,868 shares at cost, respectively	(62,190)	(64,763)

Total stockholders’ equity	113,512	137,428

Total liabilities and stockholders’ equity	$147,696	$169,122

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2007	2008
		(unaudited)

Operating activities:
Net income	$15,252	$25,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,129	16,038
Cost of sales of equipment	1,143	743
Provision for uncollectible accounts	30	189
Share-based compensation	2,004	2,604
Deferred income taxes	(521)	1,098
Changes in operating assets and liabilities excluding CCSS acquisition:
Accounts receivable	(4,192)	(3,840)
Prepaid expenses and other	352	41
Accounts payable	(2,147)	175
Accrued expenses	2,928	(80)
Income taxes	3,658	(1,290)
Deferred revenues	2,487	(667)
Deferred rent	(122)	(64)

Net cash provided by operating activities	36,001	39,949

Investing activities:
Purchases of property and equipment	(11,073)	(10,969)
Purchases of investments	(58,008)	—
Proceeds from sales of investments	91,555	8,747
Payments for acquisition	(35,800)	(6,042)

Net cash used in investing activities	(13,326)	(8,264)

Financing activities:
Repayment of capital lease obligations	(2,504)	(1,102)
Proceeds from exercise of stock options	1,655	2,369
Stock option income tax benefit	760	849
Repurchase of common stock for treasury	—	(2,573)

Net cash used in financing activities	(89)	(457)

Effect of exchange rate changes on cash	(1)	(2,934)

Net increase in cash and cash equivalents	22,585	28,294
Cash and cash equivalents, beginning of period	15,497	38,082

Cash and cash equivalents, end of period	$38,082	$66,376